SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                  SCHEDULE 13D
                                 AMENDMENT NO. 2

                    Under the Securities Exchange Act of 1934



             Meritage Hospitality Group Inc., a Michigan corporation
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                                (Name of Issuer)



                          Common Shares, $.01 par value
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                         (Title of Class of Securities)


                                   59000K 10 1
                                 (CUSIP Number)


                              Gary P. Kreider, Esq.
                       Keating, Muething & Klekamp, P.L.L.
                       One East Fourth Street, 18th Floor
                             Cincinnati, Ohio 45202
                                 (513) 579-6411
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                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                                January 30, 1998
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             (Date of Event Which Requires Filing of this Statement)


If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box .

Check the following box if a fee is being paid with this statement .

 CUSIP NO. 59000K 10 1                    13D           Page 2 of 3 Pages



 1      NAME OF REPORTING PERSONS
        S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

        Mr. Jerry L. Ruyan -- ###-##-####

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 2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) [ ]
                                                                         (b) [ ]

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 3      SEC USE ONLY

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 4      SOURCE OF FUNDS*

           PF
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 5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
        TO ITEM 2(d) or 2(e)

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 6      CITIZENSHIP OR PLACE OF ORGANIZATION

           United States citizen

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                        7      SOLE VOTING POWER

       NUMBER OF                 208,288
        SHARES
     BENEFICIALLY       8      SHARED VOTING POWER
       OWNED BY
         EACH                      -0-
       REPORTING
      PERSON WITH       9      SOLE DISPOSITIVE POWER

                                 208,288
                       10      SHARED DISPOSITIVE POWER

                                    -0-
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11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         208,288
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12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
        CERTAIN SHARES*

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13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           4.17 %
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14      TYPE OF REPORTING PERSON*
           IN

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                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

            This Schedule 13D as previously filed is amended in Item 5 by adding the material below.


ITEM 5.     INTEREST IN THE SECURITIES OF THE ISSUER.

            (a)    See page 2, nos. 11 and 13.
            (b)    See page 2, nos. 7-10.
            (c) On January 30, 1998 the Issuer acquired the remaining 46% of the Wendy's of West Michigan Limited Partnership in exchange for 1,772,359 of the Issuer's Common Shares. In connection with this transaction, Mr. Ruyan's ownership decreased to 4.17%.
            (d)    None.
            (e) Mr. Ruyan ceased to be the beneficial owner of more than 5% of the class of securities on January 30, 1998. The filing of this Amendment terminates Mr. Ruyan's obligation to file future amendments to this Schedule 13D.


                                              SIGNATURE


            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated: February 3, 1998            /s/Gary P. Kreider
                                -----------------------------------------------
                                Gary P. Kreider as Attorney-in-Fact
                                for Jerry L. Ruyan